Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Park National Corporation of our report dated February 24, 2010, with respect to the consolidated financial statements of Park National Corporation and the effectiveness of internal control over financial reporting, which report is incorporated by reference from Park National Corporation’s 2009 Annual Report to Shareholders in the Annual Report on Form 10-K of Park National Corporation for the year ended December 31, 2009.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Columbus, Ohio
July 27, 2010